[AMPAL LOGO]

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

Marybeth Csaby / David Burke
212-896-1236 / 212-896-1258
mcsaby@kcsa.com / dburke@kcsa.com

Ampal Signs Option Agreement to Acquire up to 35% in an Ethanol Project in Colombia

TEL AVIV – December 25, 2007 - Ampal-American Israel Corporation (Nasdaq: AMPL) announced today that it has signed an option agreement with Merhav (M.N.F) Ltd. ("Merhav") to acquire up to a 35% equity interest in a sugarcane ethanol production project (the "Project") in Colombia being developed by Merhav. Merhav is a multinational corporation with interests in a range of sectors, including energy, infrastructure projects, and agriculture. The option expires on the earlier of one year or the date on which both (i) Merhav has obtained third-party debt financing for the Project and (ii) an unaffiliated third party holds at least a 25% equity interest in the Project.

In addition to the transaction with Ampal, Merhav has signed a Memorandum of Understanding with Ecopetrol S.A., for the acquisition of between 25% and 35% of the Project. Ecopetrol is one of the four principal petroleum companies in Latin America and the largest company in Colombia with respect to assets, market value and profits.

In connection with, and as partial consideration for, the option, Ampal has made a $10 million loan to Merhav to fund the purchase of the 11,000 hectares of property in Colombia required for growing sugarcane and the construction of an ethanol production facility for the Project. Ampal has agreed to advance up to an additional $10 million to fund the Project. The loan will bear interest at an annual rate equal to LIBOR plus 2.25%, and will be convertible into all or a portion of the equity interest purchased pursuant to the option. The loan is secured by a pledge on Merhav's shares in Ampal.

Yosef A. Maiman, the Chairman, President and Chief Executive Officer of Ampal, said, “This transaction will significantly enhance our presence in the clean energy sector and supports our broader energy project portfolio, It fits well with our strategic plan to leverage our existing capabilities to become a diversified global energy company by developing, acquiring and investing in projects across various segments of the energy industry that fall within our overall investment strategy.

“The ethanol industry has grown significantly over the last several years and ethanol is expected to become an increasingly important part of the global fuel supply. World production of ethanol grew by 22% in 2006 and is expected to continue to grow, as more and more countries look to clean fuel alternatives. We believe the environment in Colombia lends itself well to the production of sugarcane-based ethanol and are excited to partner with Ecopetrol, one of the region’s foremost petroleum companies.”

Yosef A. Maiman, Chairman, President and Chief Executive Officer of Ampal, is the sole owner of Merhav. The transaction was approved by a special committee of the Board of Directors composed of the Company’s independent directors. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. acted as financial advisors to the special committee.

About Ampal:

Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. The Company is seeking opportunistic situations in a variety of industries, with a focus on energy and related sectors. The Company’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow which Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements